Exhibit 5.1

                            [Letterhead of Jones Day]

                                February 13, 2004

Omnicom Group Inc.
437 Madison Avenue
New York, NY 10022

                  Re:   Omnicom Group Inc., Omnicom Capital
                        Inc. and Omnicom Finance Inc.
                        $847,031,000 Aggregate Principal
                        Amount Liquid Yield Option(TM) Notes

Ladies and Gentlemen:

      We have acted as counsel for Omnicom Group Inc., a New York corporation ("OGI"), and its wholly-owned finance subsidiaries, Omnicom Capital Inc., a Connecticut corporation ("OCI") and Omnicom Finance Inc., a Delaware corporation ("OFI," and together with OGI and OCI, the "Issuers"), in connection with their filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement"), with respect to the registration for resale under the Securities Act of 1933, as amended (the "Act") of $847,031,000 aggregate principal amount of the Issuers' Liquid Yield Option Notes(TM) due 2031 (the "Notes") and the shares of Common Stock of OGI, par value $0.15 per share of OGI (the "Common Stock"), issuable upon conversion of the Notes. The Notes were issued pursuant to an Indenture, dated February 7, 2001, by and between the Company and JPMorgan Chase Bank, f/k/a The Chase Manhattan Bank, as trustee (the "Trustee"), as supplemented and amended by the First Supplemental Indenture, dated February 13, 2004, among OGI, OCI, OFI and the Trustee, (as so supplemented, the "Indenture").

      In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and such matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that (i) the aggregate principal amount of Notes will be validly issued and will constitute valid and binding obligations of the Issuers and (ii) when the shares of Common Stock are issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, such shares of Common Stock will be validly issued, fully paid and non-assessable.

      Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Issuers to register the resale of the Notes and Common Stock under the Act and to the reference to us in the prospectus under the caption "Legal Matters" in the
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prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ Jones Day